Contact: Patty Kehe
                                  Dynasil Corporation
                                  of America
                                  Phone: (607) 272-3320, ext. 26
                                  Email: pkehe@dynasilcorp.com


        Dynasil Completes Refinance of its Debt with
                  Sovereign/Santander Bank

WEST BERLIN, N.J. - July 13, 2010 - Dynasil Corporation of America (OTCBB: DYSL) today announced it completed the refinancing of its debt with Sovereign/Santander Bank with considerable interest and cash flow savings while increasing Dynasil's lines of credit from $1.2 million to $8 million. David Swoyer, Regional Executive, Corporate Banking of Sovereign/Santander Bank said, "We are extremely pleased to partner with Dynasil, a company with a great track record and even greater potential."

The Loan Agreement provides for a five-year $9 million term loan at an interest rate of 5.58%, a $3 million working capital line of credit at an interest rate of Prime or one month LIBOR plus 2.75% and a $5 million acquisition line of credit at an interest rate of one month LIBOR plus 3.5%. The $9 million term loan replaces all outstanding debt and lowers Dynasil's weighted average cost of debt from 6.82% to 5.58% (a decrease of 18%). Including the repayment of a $2 million note coming due in October 2010, there is an expected $3 million overall reduction in loan payments over the next twelve months, which frees up cash flow to fund growth activities and provides liquidity for the Company's working capital requirements, long-term financing needs and acquisition financing.

"We are pleased to have completed this refinancing with Sovereign/Santander Bank, which significantly increases our lines of credit at a considerable interest rate and cash flow savings", said Craig T. Dunham, President and Chief Executive Officer of Dynasil. "This strengthens our financial position and fuels our company's growth strategy both organically and through acquisitions." Additional details of the new Sovereign/Santander Agreement will be outlined in the company's 8-K filing with the SEC.

About Dynasil: Dynasil Corporation of America (OTCBB: DYSL), is a provider of technology, products, services and solutions to a broad range of customers to serve their specific needs in the medical, industrial, and homeland security/defense markets. The Company has operations in New Jersey, New York and Massachusetts.

This news release may contain forward-looking statements usually containing the words "believe," "expect," "plan", Starget", "intend" or similar expression, including statements relating to future loan payments and the impact of the refinancing on Dynasil's financial position and growth strategy. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act. Future results of operations, projections, and expectations, which may relate to this release, involve certain risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, the factors detailed in the Company's Annual Report or Form 10-K and in the Company's other Securities and Exchange Commission filings, continuation of existing market conditions and demand for our products. Dynasil undertakes no obligation to update these forward-looking statements to reflect actual results, changes in assumptions or changes in other factors that may affect such forward-looking statements.